Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our reports, dated February 23, 2001, included or incorporated by reference in the Kerr-McGee Corporation Annual Report on Form 10-K for the year ended December 31, 2000,
(ii) our report, dated June 7, 2001, included in the Kerr-McGee Corporation Employee Stock Ownership Plan Annual Report on Form 11-K for the year ended December 31, 2000 and (iii) our report, dated June 7, 2001 included in the Kerr-McGee Corporation Savings Investment Plan Annual Report on Form 11-K for the year ended December 31, 2000.


                                             ARTHUR ANDERSEN LLP


Oklahoma City, Oklahoma
    August 1, 2001